MTM Technologies Names Keith B. Hall to Board of Directors

STAMFORD, CT – February 13, 2008 –MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced the election of Keith B. Hall to its Board of Directors.

Mr. Hall brings to MTM 30 years of experience in financial analysis, accounting, investor relations, strategic planning, process redesign and international operations.  He retired last year as the Senior Vice President and Chief Financial Officer of LendingTree, Inc., a division of InterActive Corp. (IACI).  During his eight years at LendingTree, Mr. Hall helped lead the one-time fledgling company to profitability and raised $150 million in capital, including overseeing the company’s initial public offering in 2000.  Prior to LendingTree, Mr. Hall held chief financial officer positions with three public companies (Broadway & Seymour, Inc., Loctite Corporation, and Legent Corporation) that were acquired.  He also was employed for over twelve years in various financial positions of increasing responsibility at United Technologies Corporation (UTX), including chief financial officer of Carrier Corporation’s North American Operations.

Mr. Hall serves as a member of the Board and Chairman of the Audit Committee for Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, and NewRiver, Inc., a private Internet company serving the mutual fund industry.  Mr. Hall is on the Board of Trustees of Coe College in Cedar Rapids, Iowa. He holds an MBA from Harvard Business School and a Bachelor of Arts degree from Coe College.

“Keith Hall brings a tremendous amount of finance knowledge, an awareness of the needs of a public company, and experience as board member to MTM Technologies,” said Steve Stringer, President and Chief Operating Officer of MTM. “We are excited to welcome Keith to our Board of Directors and look forward to his contributions.”

Mr. Hall will serve as a member of the Audit Committee of the Board. The Board has determined that Mr. Hall meets the definition of 'Independent' pursuant to NASDAQ rules and 'Financial Expert' pursuant to the rules of the Securities and Exchange Commission.

About MTM Technologies
MTM Technologies, Inc. (NASDAQ: MTMC) is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies  Partnered with industry-leading technology providers such as Cisco, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies’ practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.

For more information, contact:

Jay Braukman
Chief Financial Officer
MTM Technologies, Inc.
203-975-3700
investorrelations@mtm.com